Exhibit 10.4

Terms and Conditions Related to Employee Performance-Contingent Stock Options

Recipient:	Gregory Q. Brown	Date of Expiration:

Employee ID#:		Option Award:

Date of Grant:		Exercise Price:

Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) is pleased to grant you the opportunity to earn options to purchase shares of Motorola Solutions common stock (“Common Stock”) under the Motorola Solutions Omnibus Incentive Plan of 2015, as amended from time to time (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is [XX], are stated above, subject to the vesting conditions in this agreement. Each Option entitles you to purchase one share of Common Stock on the terms described below and in the Plan. Reference is made to the employment agreement by and between Gregory Q. Brown and Motorola, Inc., dated as of the 27th day of August, 2008, as amended from time to time (the “Employment Agreement”). The Options are intended to be non-qualified stock options and not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Vesting Schedule

The Options shall be earned and vest, if at all, based on the Company’s performance from the Date of Grant through the third anniversary of the Date of Grant (the “Performance Period”) and to the extent and amount provided in column (B) of the following schedule, on the tenth (10th) consecutive trading day that the closing price of the Company’s Common Stock is greater than or equal to the corresponding hurdle specified in column (A) (each, a “Stock Price Hurdle”). Any Options that have not vested by the end of the Performance Period in accordance with this schedule shall be forfeited.

(A) Stock Price Hurdle	(B) Options to Vest

$85.00	20% of Option Award
$102.50	30% of Option Award
$120.00	50% of Option Award

Vesting and Exercisability

The Options will vest in accordance with the schedule above; however, you cannot exercise the Options that have vested until after the end of the Performance Period, except as provided below.

Regular Vesting – The Options will vest in accordance with the schedule set forth above (subject to the other terms hereof).

Special Expiration Date – You may be subject to the Special Expiration Dates described below if your employment or service with Motorola Solutions or a Subsidiary (as defined below) terminates prior to the end of the Performance Period.

Exercisability – In general, you may exercise vested Options at any time after the end of the Performance Period and before they expire as described below. The Employment Agreement contains additional terms regarding the exercisability of your Options under certain circumstances.

Expiration

All Options expire on the earlier of (i) the Date of Expiration as stated above or (ii) such earlier date provided for under the terms of the Employment Agreement. Once an Option expires, you no longer have the right to exercise it.

Special Expiration Dates

Disability or Death – For purposes of Sections 5(d) and (e) of the Employment Agreement, “target” shall mean 50% of the Options (to be calculated including any previously vested amount, not to exceed more than 50% of the total Options). Any Options that were vested prior to or that vest in connection with the termination of your employment with Motorola Solutions because of your death or “Disability” (as defined in the Employment Agreement) will expire on the earlier of (i) the first anniversary of such termination or (ii) the Date of Expiration stated above. Until then, the vested Options will be immediately exercisable by you or your guardian, legal representative, legatees or distributees, as applicable.

Change of Control – If a “Change of Control” (as defined in the Employment Agreement) of the Company occurs prior to the end of the Performance Period, and the successor corporation does not assume these Options or replace them with options that are economically equivalent to these Options, then: (i) any unvested Options will vest and be earned at “target” (in accordance with Section 5(b)(iii) of the Employment Agreement, “target” shall mean 50% of the Options (to be calculated including any previously vested amount, not to exceed more than 50% of the total Options)), and (ii) any vested Options will be immediately exercisable until the Date of Expiration set forth above.

If a Change of Control occurs after the end of the Performance Period, and the successor corporation does not assume the vested Options that remain outstanding or replace them with options that are economically equivalent to the vested Options, then any vested Options will remain exercisable until the Date of Expiration set forth above.

Further, if the Options are assumed or replaced as described in the preceding paragraphs, such assumed or replaced options shall provide that they will be earned and vested at “target” (if not already vested) and remain exercisable until the Date of Expiration set forth above if you are involuntarily terminated (for a reason other than “Cause”) or if you quit for “Good Reason” within 24 months of the Change of Control. For purposes of this paragraph, the terms “Change of Control”, “Cause” and “Good Reason” are defined in the Employment Agreement.

Change in Employment in Connection with a Divestiture – If, prior to the end of the Performance Period, you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if you remain employed by a Subsidiary that is sold (a “Divestiture”), then if such Divestiture occurs (i) during the first two years of the Performance Period, any unvested Options will be forfeited; or (ii) during the last year of the Performance Period, and one or more Stock Price Hurdles are met during such year, a portion of any unvested Options corresponding to such Stock Price Hurdle(s) will vest at the end of the Performance Period, prorated based on the full number of months you were employed or in service during the Performance Period. Any Options that were vested prior to the Divestiture will expire on the earlier of (a) ninety (90) days after the end of the Performance Period or (b) the Date of Expiration stated above. Any Options that vest in accordance with (ii) above will expire ninety (90) days after the end of the Performance Period.

If a Divestiture occurs after the end of the Performance Period, any Options that were vested prior to such Divestiture will expire on the earlier of (1) ninety (90) days following the date of such Divestiture or (2) the Date of Expiration stated above.

Retirement – If your employment terminates due to your Retirement (as defined below) prior to the end of the Performance Period, then if one or more Stock Price Hurdles are met following such termination, a portion of any unvested Options corresponding to such Stock Price Hurdle(s) will vest at the end of the Performance Period, prorated based on the full number of months you were employed or in service during the Performance Period. Any Options that were vested prior to your Retirement will expire on the earlier of (i) ninety (90) days after the end of the Performance Period or (ii) the Date of Expiration stated above. Any Options that vest following the termination of your employment due to Retirement will expire ninety (90) days after the end of the Performance Period.

If your employment terminates due to your Retirement after the end of the Performance Period, then any Options that were vested prior to such Retirement will expire on the earlier of (a) ninety (90) days following the date of such Retirement or (b) the Date of Expiration stated above.

Termination of Employment or Service by Motorola Solutions or a Subsidiary Other than for Cause or a Divestiture, or Resignation for Good Reason – If Motorola Solutions or a Subsidiary, on its initiative, terminates your employment or service other than for “Cause” or a Divestiture, or if you quit for “Good Reason” (both “Cause” and “Good Reason” as defined in the Employment Agreement), in any case, prior to the end of the Performance Period, then if one or more Stock Price Hurdles are met following such termination, any unvested Options corresponding to such Stock Price Hurdle(s) will vest in full at the end of the Performance Period. Any Options that were vested prior to such termination or that vest prior to the end of the Performance Period will expire on the earlier of (i) eighteen (18) months after the end of the Performance Period or (ii) the Date of Expiration stated above.

If Motorola Solutions or a Subsidiary, on its initiative, terminates your employment or service other than for “Cause” or a Divestiture, or if you quit for “Good Reason”, in any case, after the end of the Performance Period, then any Options that were vested prior to such termination will expire on the earlier of (a) eighteen (18) months following the date of such termination or (b) the Date of Expiration stated above.

Employment Agreement

In addition to the special vesting terms set forth above, the vesting, exercisability and forfeiture of your Options will be subject to the terms of Section 5 of the Employment Agreement.

Leave of Absence/Temporary Layoff

If you take a Leave of Absence (as defined in the Employment Agreement) from Motorola Solutions or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola Solutions or a Subsidiary, or you are placed on Temporary Layoff (as defined below) by Motorola Solutions or a Subsidiary, the following will apply:

Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined in accordance with Section 5 of the Employment Agreement.

Other Terms

Method of Exercising – You must follow the procedures for exercising options established by Motorola Solutions from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Solutions or a Subsidiary in connection with the exercise.

Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding – Motorola Solutions or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of Common Stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and any additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount of the withholding obligation.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Fair Market Value” is the closing price for a share of Common Stock on the Date of Grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.

“Retirement” means your voluntary termination of employment prior to the end of the Performance Period and (A) at or after age 55 with at least 10 years of service, (B) at or after age 60 with at least 5 years of service, or (C) at or after age 65.

“Subsidiary” means an entity of which Motorola Solutions owns directly or indirectly at least 50% and that Motorola Solutions consolidates for financial reporting purposes.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Solutions, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Solutions, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Solutions or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Solutions, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities

Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation. Except as provided in the Employment Agreement, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Substitute Stock Appreciation Right

Subject to compliance with Section 409A of the Code, Motorola Solutions reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares of Common Stock as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in shares of Common Stock.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and the Stock Option Consideration Agreement.

Other Information about Your Options and the Plan

You can find other information about options and the Plan on the Motorola Solutions website [http://                    ]. If you do not have access to the website, please contact Motorola Solutions Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA;             ; 847-576-7885; for an order form to request Plan documents.